Exhibit 10.21

EXECUTION VERSION

Deed of Guarantee

Jurchen Investment Corporation

as Guarantor of the Bonds issued by

Aptorum Group Limited

as acknowledged by

Peace Range Limited

in favour of the Bondholders

in relation to USD15,000,000 8.00 per cent.
Convertible Bonds due 2019 convertible into
shares of Aptorum Group Limited

25 April 2018

THIS DEED is made on 25 April 2018

BETWEEN:

(1)	JURCHEN INVESTMENT CORPORATION (the “Guarantor”) of the bonds issued by

(2)	APTORUM GROUP LIMITED as issuer (the “Issuer”),

AS ACKNOWLEDGED BY:

(3)	PEACE RANGE LIMITED as subscriber under the Subscription Agreement (the “Subscriber”).

IN FAVOUR OF:

(4)	THE HOLDERS for the time being and from time to time of the Bonds referred to below (each a “Bondholder” or the “holder” of a Bond).

RECITALS

(A)	The Issuer proposes to issue USD15,000,000 principal amount of Bonds to be known as its 8.00 per cent. Convertible Bonds due 2019 (the “Bonds”) convertible into Class A ordinary shares of the Issuer.

(B)	The Guarantor has agreed to unconditionally and irrevocably guarantee to the Bondholders the payment of all sums expressed to be payable from time to time by the Issuer under the Bonds on the following terms and conditions.

(C)	The parties hereto intend this document to take effect as a deed.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Deed of Guarantee, unless otherwise defined herein, capitalised terms shall have the same meaning given to them in the terms and conditions of the Bonds (the “Conditions”).

1.2	Headings shall be ignored in construing this Deed of Guarantee.

1.3	References in this Deed of Guarantee to this Deed of Guarantee or any other document are to this Deed of Guarantee or these documents as amended, supplemented or replaced from time to time in relation to the Bonds and includes any document that amends, supplements or replaces them.

2.	GUARANTEE AND INDEMNITY

2.1	Guarantee

The Guarantor unconditionally and irrevocably guarantees that if the Issuer does not pay any sum payable by it under the Bonds or any Transaction Documents by the time and on the date specified for such payment (whether on the normal due date, on acceleration or otherwise), the Guarantor shall pay that sum to each Bondholder before close of business on that date in the city to which payment is so to be made. All payments under this Deed of Guarantee by the Guarantor shall be made subject to and in accordance with the Conditions.

2.2	Guarantor as Principal Debtor

As between the Guarantor and the Bondholders but without affecting the Issuer’s obligations, the Guarantor shall be liable under this Deed of Guarantee as if it were the sole principal debtor and not merely a surety. Accordingly, its obligations shall not be discharged, nor shall its liability be affected, by anything that would not discharge it or affect its liability if it were the sole principal debtor, including (1) any time, indulgence, waiver or consent at any time given to the Issuer or any other person, (2) any amendment to any other provisions of this Deed of Guarantee or the Conditions or to any security or other guarantee or indemnity, (3) the making or absence of any demand on the Issuer or any other person for payment, (4) the enforcement or absence of enforcement of this Deed of Guarantee, the Bonds or of any security or other guarantee or indemnity, (5) the taking, existence or release of any security, guarantee or indemnity, (6)  the dissolution, amalgamation, reconstruction or reorganisation of the Issuer or (7) the illegality, invalidity or unenforceability of or any defect in any provision of this Deed of Guarantee, the Bonds, any Transaction Documents or any of the Issuer’s obligations under any of them.

2.3	Guarantor’s Obligations Continuing

The Guarantor’s obligations under this Deed of Guarantee (i) are and shall remain in full force and effect by way of continuing security until no sum remains payable under the Bonds, this Deed of Guarantee or any other Transaction Document and (ii) shall be released upon the maturity, redemption and/or conversion of all of the Bonds. Furthermore, those obligations of the Guarantor are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from the Guarantor or otherwise and may be enforced without first having recourse to the Issuer, any other person, any security or any other guarantee or indemnity. The Guarantor irrevocably waives all notices and demands of any kind.

2.4	Exercise of Guarantor’s Rights

So long as any sum remains payable under the Bonds, this Deed of Guarantee or any Transaction Documents, the Guarantor shall not exercise or enforce any right, by reason of the performance of any of its obligations under this Deed of Guarantee, to be indemnified by the Issuer or to take the benefit of or enforce any security or other guarantee or indemnity.

2.5	Avoidance of Payments

The Guarantor shall on demand indemnify the Bondholders, on an after tax basis, against any cost, loss, expense or liability sustained or incurred by it as a result of it being required for any reason (including any bankruptcy, insolvency, winding-up, dissolution or similar law of any jurisdiction) to refund all or part of any amount received or recovered by it in respect of any sum payable by the Issuer under the Bonds, this Deed of Guarantee or any other Transaction Document and shall in any event pay to it on demand the amount as refunded by it.

2.6	Debts of Issuer

After the occurrence of any Event of Default, the Guarantor shall procure that the Issuer shall not (except in the event of the liquidation of the Issuer), so long as any amounts payable pursuant to the Bonds, this Deed of Guarantee and/or any other Transaction Document remain unpaid, pay any moneys for the time being due from the Issuer to the Guarantor.

2.7	Indemnity

As separate, independent and alternative stipulations, the Guarantor unconditionally and irrevocably agrees: (1) that any sum that, although expressed to be payable by the Issuer under the Bonds, this Deed of Guarantee and/or any other Transaction Document, is for any reason (whether or not now existing and whether or not now known or becoming known to the Issuer, the Guarantor or a Bondholder) not recoverable from the Guarantor on the basis of a guarantee shall nevertheless be recoverable from it as if it were the sole principal debtor and shall be paid by it to the Bondholders on demand pursuant to the Bonds, this Deed of Guarantee and/or any other Transaction Document; and (2) as a primary obligation to indemnify each Bondholder against any loss suffered by it as a result of any sum expressed to be payable by the Issuer under the Bonds, this Deed of Guarantee and/or any other Transaction Document not being paid on the date and otherwise in the manner specified in this Deed of Guarantee or in the Conditions or any payment obligation of the Issuer under the Bonds, this Deed of Guarantee and/or any other Transaction Document being or becoming void, voidable or unenforceable for any reason (whether or not now existing and whether or not now known or becoming known to a Bondholder) other than fraud, wilful misconduct or gross negligence on the part of the Subscriber, the amount of that loss being the amount expressed to be payable by the Issuer in respect of the relevant sum.

2.8	Incorporation of Terms

The Guarantor agrees that it will comply with and be bound by all such provisions contained in the Conditions which relate to it.

3.	PAYMENTS

3.1	Payments Free of Taxes

Save in respect of any amounts payable to the Bondholders for their own account, all payments by the Guarantor under this Deed of Guarantee shall be made free and clear of, and without withholding or deduction for, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Hong Kong, the British Virgin Islands, the Cayman Islands or the United States or any political subdivision or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In such event, the Guarantor shall pay such additional amounts (“Additional Tax Amounts”) as will result in receipt by the Bondholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no Additional Tax Amounts shall be payable in respect of any Bond:

(a)	Other connection

to a holder (or to a third party on behalf of a holder) who is liable to such taxes, duties, assessments or governmental charges in respect of such Bond by reason of such holder having some connection with a Relevant Jurisdiction other than the mere holding of the Bond or by the receipt of amounts in respect of the Bond; or

(b)	Surrender more than 30 days after the Relevant Date

(in the case of a payment of principal or premium) if the Bond Certificate in respect of such Bond is surrendered more than 30 days after the Relevant Date except to the extent that the holder of it would have been entitled to such additional amounts on surrendering the relevant Bond Certificate for payment on the last day of such period of 30 days; or

(c)	Tax declaration

for or on account of any tax, assessment, withholding or deduction required by FATCA, any current or future U.S. Treasury Regulations or rulings promulgated thereunder, any intergovernmental agreement between the United States and any other jurisdiction to implement FATCA, any law, regulation or other official guidance enacted or published in any jurisdiction implementing FATCA or an intergovernmental agreement with respect thereto, or any agreement with the U.S. Internal Revenue Service under FATCA.

3.2	Stamp Duties

The Guarantor will pay any stamp, issue, registration, documentary, transfer or other similar taxes and duties, including interest and penalties, payable in the British Virgin Islands, Hong Kong, the Cayman Islands, the United States or any other relevant jurisdiction or any political subdivision or taxing authority thereof or therein in respect of the execution or delivery of this Deed of Guarantee. The Bondholders shall not be liable to pay any such taxes and duties in any jurisdiction and shall not be concerned with, or obligated or required to enquire into, the sufficiency of any amount paid by the Guarantor for this purpose and shall not be liable for any losses as a result of any non-payment by the Guarantor of any such taxes and duties in any jurisdiction. The Guarantor will indemnify the Bondholders, on an after tax basis, from and against all stamp, issue, registration, documentary, transfer or other similar taxes paid by any of them in any jurisdiction in connection with any action taken by or on behalf of the Bondholders to enforce the Guarantor’s obligations under this Deed of Guarantee.

4.	UNDERTAKING TO REGISTER SECURITY

The Guarantor, as the chargor of the Share Charge granted in favour of the Subscriber, undertakes that it will as soon as reasonably practicable and, in any event, within ten Business Days of the date of the Share Charge (i) register or cause to be registered with the Registrar of Corporate Affairs in the BVI, and update of its register of charges with details of the security interests created by, the Share Charge, in accordance with the BVI Business Companies Act, (ii) use its best endeavours to complete such registration and obtain a registration record from its registered agent in the BVI and a certificate of registration of charge from the Registrar of Corporate Affairs in the BVI, (iii) deliver to the Bondholders copies of such registration record, certificate of registration of charge, and a certificate signed by a director or duly authorised officer of the Guarantor confirming the completion of the registration of the Share Charge and (iv) comply with all applicable laws of the British Virgin Islands (“BVI laws”) and regulations in relation to the Share Charge.

The Guarantor together with the Issuer will give a notice to the Subscriber confirming the completion of the BVI Registration Conditions within five Business Days after completion of such BVI Registration Conditions.

5.	AMENDMENT AND TERMINATION

The Guarantor may not amend, vary, terminate or suspend this Deed of Guarantee or its obligations hereunder unless such amendment, variation, termination or suspension shall have been approved by the Subscriber. Unless otherwise agreed mutually by the Subscriber and the Guarantor, nothing in this clause 5 shall prevent the Guarantor from increasing or extending its obligations hereunder by way of supplement to this Deed of Guarantee at any time.

This Deed of Guarantee, along with the Guarantor’s obligations hereunder, shall terminate on the Expiration Date.

6.	BENEFIT

This Deed of Guarantee shall enure for the benefit of the Bondholders.

7.	GOVERNING LAW AND JURISDICTION

7.1	Governing Law

This Deed of Guarantee shall be governed by and construed in accordance with Hong Kong laws.

7.2	Arbitration

(a)	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

(b)	The law of this arbitration clause shall be Hong Kong law.

(c)	The seat of arbitration shall be Hong Kong.

(d)	The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English.

(e)	For the avoidance of doubt, any dispute, controversy, difference or claim arising out of or relating to the Account Charge or Share Charge shall be referred to and finally resolved by the courts of Hong Kong pursuant to the provisions of the Account Charge or Share Charge, as the case may be.

7.3	Independence and Waiver of Immunity

The Guarantor represents and warrants to and for the benefit of the Bondholders that (i)  it is a separate legal and independent entity organised under the laws of British Virgin Islands; and (ii) it has the capacity independently to assume civil liabilities to the extent permitted by applicable laws. The Guarantor hereby waives any right to claim sovereign or other immunity from jurisdiction or execution and any similar defence, and irrevocably consents to the giving of any relief or the issue of any process, including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment made or given in connection with any Proceedings.

IN WITNESS whereof this Deed of Guarantee has been executed and delivered as a deed on the date first above written.

EXECUTION

EXECUTED as a DEED and DELIVERED by	)
JURCHEN INVESTMENT CORPORATION:	)
)
)

Director/authorised signatory signature:		/s/ Ian Huen
Director/authorised signatory name:		Ian Huen
Occupation:		Director

DEED OF GUARANTEE (SIGNATURE PAGE)

EXECUTED as a DEED and DELIVERED by	)
APTORUM GROUP LIMITED:	)
)
)

Director/authorised signatory signature:		/s/ Ian Huen

Director/authorised signatory name:		Ian Huen
Occupation:		Executive Director & CEO

DEED OF GUARANTEE (SIGNATURE PAGE)

Acknowledged by:

PEACE RANGE LIMITED

By:	/s/ Paul Lincoln Heffner
Name:	Paul Lincoln Heffner
Title:	Director

DEED OF GUARANTEE (SIGNATURE PAGE)